EXHIBIT 11

                                           FIRST REPUBLIC BANCORP INC.
                                STATEMENT OF COMPUTATION OF EARNINGS PER SHARE

                                                                       Quarter Ended               Nine Months Ended
                                                                       September 30,                 September 30,
                                                                 -------------------------      --------------------------
                                                                    1995          1994             1995            1994
                                                                 -----------    ----------      ----------      ----------
Primary:
 Net income (loss) available to common stock                     $ 1,321,000    $2,552,000      $ (435,000)     $5,741,000
 Effect of convertible subordinated debentures,
  net of taxes (1)                                                   400,000       399,000       1,198,000       1,198,000
                                                                 -----------    ----------      ----------      ----------
 Adjusted net income (loss) for fully diluted calculation (1)    $ 1,721,000    $2,951,000        $763,000 (2)  $6,939,000
                                                                 ===========    ==========      ==========      ==========

 Weighted average shares outstanding,
  beginning of period including treasury shares                    7,807,662     7,759,158       7,797,100       7,743,965
 Effect of stock options exercised during period                         910         6,951           4,464           9,247
 Weighted average shares of stock purchased by employees                 468           521           4,343           4,347
 Weighted average shares of dilutive stock
  options under treasury stock method                                260,008       320,556         223,326         330,386
 Weighted average shares of treasury stock                          (463,400)      (60,808)       (434,749)        (44,087)
                                                                 -----------    ----------      ----------      ----------
 Adjusted shares outstanding - primary                             7,605,648     8,026,378       7,594,484       8,043,858
                                                                 ===========    ==========      ==========      ==========

 Net income (loss) per common share - primary                    $      0.17    $     0.32      $    (0.06) (2)  $    0.71
                                                                 ===========    ==========      ==========      ==========




Fully Diluted:
 Adjusted shares - primary, from above                             7,605,648     8,026,378       7,594,484       8,043,858
 Weighted average shares issuable upon conversion
  of convertible subordinated debentures (1)                       2,524,210     2,524,210       2,524,210       2,524,210
 Additional weighted average shares of dilutive
  stock options converted at period-end
  stock price under the treasury stock method                             69           471           8,596           6,538
                                                                  ----------    ----------      ----------      ----------
Adjusted shares outstanding - fully diluted                       10,129,927    10,551,059      10,127,290      10,574,606
                                                                  ==========    ==========      ==========      ==========

Net income (loss) per share - fully diluted (1)                   $     0.17    $     0.28      $    (0.06)(2)  $     0.66
                                                                  ==========    ==========      ==========      ==========

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(1) Due to the existence of convertible subordinated debentures, the fully-diluted calculation includes the number of shares which would be outstanding if all such debentures were converted and adjusts reported net income for the effect of interest expense on the debentures, net of taxes.

(2) For the first nine months of 1995, consideration of the conversion of the Company's convertible subordinated debentures in the fully diluted calculation would result in a higher earnings per share amount than the primary calculation which results in a loss per share (the convertible subordinated debentures are antidilutive). Therefore, the primary loss per share is reported as the fully diluted loss per share for this period.

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